Exhibit 10.3

Executive Compensation Incentive Recoupment Policy
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JOHNSON CONTROLS INTERNATIONAL PLC
EXECUTIVE COMPENSATION INCENTIVE RECOUPMENT POLICY

I. Scope of this Policy. This policy applies to all performance incentives awarded on or after September 2, 2016 (the “Effective Date”) to all persons (“Covered Recipients”) who, at the time of such award, are Section 16(b) officers of Johnson Controls International plc (the “Company”) elected by the Board of Directors of the Company (the “Board”). Performance incentives awarded prior to the Effective Date are not subject to this policy, but remain subject to the Company’s ability to recover amounts pursuant to applicable legal or equitable remedies under state and federal law, or pursuant to any recoupment policy established by Johnson Controls, Inc. or Tyco International plc prior to the Effective Date, which prior policies shall continue in effect with respect to such awards. Section II.B. of this policy applies only to performance incentives awarded on or after December 10, 2020 (the “Amendment Date”).

For purposes of this policy, “performance incentive” means any compensation payable in cash tied to performance metrics that is intended to serve as incentive for performance to occur over a period of a year or more and any performance share units, restricted share units, restricted shares, share options and share appreciation rights granted under the Company’s 2012 Share and Incentive Plan or any successor plan thereto, whether settled in cash, ordinary shares of the Company (“Shares”) or a combination thereof. A performance incentive is “awarded” on the date the Company grants the award, not on the date the award amount is ultimately determined or paid.

While in effect, this policy overrides any contrary provisions of any compensation plans or arrangements that the Company adopted or implemented before the Effective Date and any such plans or arrangements subsequently adopted or implemented, as well as any contrary provisions in any award agreements under such plans or arrangements.

The Company may recoup incentive compensation under this policy regardless of whether the Covered Recipient who received the compensation that is subject to recoupment is still employed by the Company or an affiliate on the date reimbursement or other payment is required.

II. Recoupment of Incentive Compensation. All performance incentives awarded after the Effective Date are subject to recoupment under this policy, provided that Section II.B. of this policy applies only to performance incentives awarded on or after the Amendment Date.

A.    Certain Financial Restatements

The Compensation Committee of the Board (the “Committee”) will, unless prohibited by applicable law, require reimbursement from any Covered Recipient of (a) an amount equal to the amount of any overpayment of any such incentive paid to such Covered Recipient or (b) any excess number of Shares delivered to such Covered Recipient (or the fair market value of such excess number of Shares), with respect to a performance period if the following conditions are met:

•The payment or the delivery of Shares was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy;
•In the Committee’s view the Covered Recipient engaged in conduct that caused or partially caused the need for the restatement; and
•A lower payment would have been made, or fewer Shares delivered, to the Covered Recipient based upon the restated financial results.
The amount required to be reimbursed shall be, in the case of a performance incentive payable in cash, the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or, in the case of a performance incentive payable in or exercisable for Shares, the excess number of Shares delivered over the number of Shares that would have been delivered if the original number had been determined based on the restated financial results (or a cash amount equal to the fair market value of such excess number of Shares at the time of the reimbursement), in each case as determined in the Committee’s discretion.

Unless prohibited by applicable law, in the event of a reimbursement relating to a financial restatement described in the preceding paragraph, the Company will also be entitled to, and the Committee will seek, payment by the Covered Recipient of (i) a reasonable rate of interest on any incentive that becomes subject to reimbursement under this policy and (ii) the costs of collection.

Following any accounting restatement that the Company is required to prepare due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the Company will also seek to recover any compensation received by its Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

B.    Recoupment for Misconduct and Reputational or Financial Harm

If the Committee determines that a Covered Recipient has engaged in Misconduct (as defined below) that has resulted in, or has the potential to result in, material reputational or financial harm to the Company, then the Committee may instruct the Company, and the Company shall be entitled, to (i) cause the full or partial forfeiture or reduction of any unvested or unearned performance incentives or unexercised equity-based awards then held by any Covered Recipient, and (ii) obtain full or partial reimbursement from the Covered Recipient of any performance incentives previously paid to, or earned by, such

Covered Recipient during the Misconduct Clawback Period (as defined below), in each case to the extent permitted by applicable law. “Misconduct” means a Covered Recipient’s (1) commission of acts or omissions constituting “Cause” under the Company’s Severance and Change in Control Policy for Officers (or acts that would constitute “Cause” if such definition were applicable to the Covered Recipient), (2) failure to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to the Company or (3) failure to exercise reasonable care in the oversight, management and direction of a subordinate. For the avoidance of doubt, Misconduct shall include (a) a Covered Recipient’s commission of acts or omissions that meet the definition of “Cause” under the Company’s Severance and Change in Control Policy for Officers even if the Covered Recipient’s employment is not actually terminated for “Cause,” and (b) a determination by the Committee after a Covered Recipient’s employment ends that the Covered Recipient’s employment could have been terminated for “Cause” had all relevant facts been known at the time the Covered Recipient’s employment ended. The “Misconduct Clawback Period” means the period of time, as determined by the Committee in its discretion, to which a forfeiture, reduction or reimbursement for Misconduct under this policy will apply; provided that such period will generally be no shorter than the period commencing on the date the Misconduct first occurred (as determined by the Committee) and ending on the date on which the Committee makes its determination that Misconduct has occurred.

The Committee may, or may delegate to the Company the authority to, determine the amount to be forfeited, reduced or reimbursed under this Section II.B. in its sole discretion, adjust the amount of any reimbursement by earnings or losses and consider, in determining such amounts, the magnitude and extent of the Covered Recipient’s relative degree of fault or involvement, the nature of the infraction involved and the potential reputational or financial harm that may result, among other factors.

Unless prohibited by applicable law, in the event of a reimbursement described in this Section II.B., the Company will also be entitled to payment by the Covered Recipient of the costs of collection.

C.    Method of Reimbursement

The Company will determine, in its sole discretion, the method for obtaining reimbursement and other payment from the Covered Recipient, which may include, but is not limited to: (i) by offsetting the amount from any compensation owed by the Company to the Covered Recipient (including without limitation amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended), (ii) by reducing or eliminating future salary increases, cash incentive awards or equity awards, or (iii) by requiring the Covered Recipient to pay the amount or deliver an amount of Shares to the Company upon its written demand for such payment or delivery of Shares.

III. Administration of this Policy. The Committee will have sole discretion in making all determinations under this policy, including whether the conduct of a Covered Recipient has or has not caused or partially caused the need for a restatement, or has otherwise involved Misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to the Company.

IV. Binding on Successors. The terms of this policy shall be binding upon and enforceable against the Covered Recipients and their heirs, executors, administrators and legal representatives.

V. Amendment of this Policy. The Committee and the Board, in their discretion, may modify or amend, in whole or in part, any or all of the provisions of this policy, and may suspend this policy from time to time.

VI. Governing Law. This policy and all rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

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